UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 14, 2009
AFC Enterprises, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 14, 2009, AFC Enterprises, Inc. (the “Company”) entered into a third amendment and restatement to its Credit Facility, by and among the Company, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., the Lender parties thereto and Bank of America, N.A., which amends and replaces the existing Second Amended and Restated Credit Agreement, dated as of May 11, 2005, as amended by the First Amendment to the Credit Agreement, dated as of April 14, 2006, and the Second Amendment to the Credit Agreement, dated as of April 25, 2007 (the “2005 Credit Facility”). The 2005 Credit Facility, as amended and restated, consists of a revolving credit facility and a term loan facility. Capitalized terms used below but not defined herein have the same meaning ascribed to such terms in the 2005 Credit Facility.
     The 2005 Credit Facility, as amended and restated, extends (a) the maturity date of the term loan facility and the amortization period for two years, to May 11, 2013 and (b) the maturity date of the revolving loan facility for two years, to May 11, 2012.
     In connection with the closing of the amendment and restatement, the Company prepaid and reduced its outstanding term loan debt by $7.0 million (or approximately 6.33%) and decreased its revolving loan commitment from $60,000,000 to $48,000,000.
     The 2005 Credit Facility, as amended and restated, provides the Company greater financial flexibility with its Total Leverage Ratio covenant by providing that the Total Leverage Ratio may not exceed (i) 3.00x for any period prior to May 11, 2012 and (ii) 2.75x for any period after May 11, 2012. Previously, the Company was required to pay (i) 50% of its Consolidated Excess Cash Flow to reduce its term loans if its Total Leverage Ratio was equal to or greater than 3:00 : 1.00. The 2005 Credit Facility now requires such prepayment if the Company’s Total Leverage Ratio is equal to or greater than 2.00 : 1.00, as measured on the last day of any fiscal year. If all or any portion of the term loan facility is repaid through a repricing or refinancing pursuant to any amendment thereof at more favorable rates than provided in the 2005 Credit Facility, as amended and restated, each lender holding loans under the term loan facility will be paid a call premium of 1% if prepaid before May 11, 2010 or 0.5% if prepaid before May 11, 2011.
     Under the 2005 Credit Facility, as amended and restated, the Applicable Rates are adjusted to market spreads of 3.5% for Alternate Base Rate Loans and 4.5% for Eurodollar Loans. The Adjusted LIBO Rate will not be less than 2.5% and the Alternative Base Rate will not be less than 3.5%. In the event that the Company’s credit rating is downgraded, the Applicable Rates may increase up to an additional 1%, as described more fully in the 2005 Credit Facility.
     The 2005 Credit Facility, as amended and restated, also modifies certain negative covenants. The Company may not repurchase its common stock unless the Total Leverage Ratio after giving pro forma effect to such repurchase is less than 1.75 : 1.00. The Company may not permit the aggregate amount of consolidated capital expenditures of the Company or its subsidiaries to exceed $10,000,000 in any fiscal year. In addition, the Company may not make more than $15,000,000 in Permitted Acquisitions in any fiscal year and $25,000,000 in the aggregate, except to the extent it subsequently sells such acquired assets.

     The description herein of the 2005 Credit Facility, as amended and restated, is qualified by its entirety, and the terms therein are incorporated into this Item 1.01, by reference to the 2005 Credit Facility, as amended and restated, filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 2.02. Results of Operations and Financial Condition.
     On August 19, 2009, the Company reported earnings per share and operational results for its second fiscal quarter which ended July 12, 2009. A copy of the Company’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
     Such information, including the Exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth above under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1	Third Amended and Restated Credit Agreement, dated as of August 14, 2009, among AFC Enterprises, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Bank of America, N.A.

99.1	Press Release, dated August 19, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: August 19, 2009	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Third Amended and Restated Credit Agreement, dated as of August 14, 2009, among AFC Enterprises, Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Bank of America, N.A.

99.1	Press Release, dated August 19, 2009